Proprietary Interest Protection Agreement

In consideration of, and as a condition of, my employment or continued employment by Staples, Inc., Staples Contract & Commercial, Inc., Staples the Office Superstore, LLC, Staples the Office Superstore East, Inc., Quill or such other Staples affiliated entity with which I am, or will be employed (“Staples”), as well as the mutual covenants and additional consideration set forth below, I enter into, and accept the benefits and obligations of, this Proprietary Interest Protection Agreement (the “Agreement”) and agree as follows:

1.	Employment-at-Will

I understand that my employment with Staples is “at will.” This means that my employment is for no definite period and may be terminated at any time, with or without notice, by either me or by Staples, with or without reason or cause. Nothing in this Agreement alters my at-will employment relationship with Staples.

I understand that the terms and conditions contained in this Agreement may be affected by the state in which I am employed, as outlined in Attachment A hereto (“State Law Modifications”).

2.	Additional Consideration

I understand that my eligibility for hire and/or continued employment by Staples is contingent upon my execution of and compliance with the terms of this Agreement. I understand that (in addition to providing me with employment or continued employment) Staples has or will provide me with any one (or more) of the following as additional consideration for my signing of this Agreement: compensation (which may include a bonus or promotion), specialized training, access to Staples’ current and prospective customers, or access to Staples’ confidential information or trade secrets.

3.	Relationship of Trust and Confidence; Duty of Loyalty; Ethics

I understand and acknowledge that my employment by Staples creates a relationship of trust and confidence. I further understand that my employment by Staples creates fiduciary duties, including the duty of loyalty, owed by me to Staples. I will respect that relationship and abide by the duties and obligations that it creates. I will give my undivided loyalty to Staples, will devote my entire professional time and best efforts to the business of Staples, and will follow Staples’ policies and procedures, as they may be amended from time to time.

3.1	Conflicting Activities

I agree that while employed by Staples, I will not be employed or otherwise engaged in any other business activity, whether or not such business activity is for gain, profit, or other pecuniary advantage. Further, while employed by Staples, I will not hold an interest, directly or indirectly, in any form, fashion, or manner, as partner, officer, director, stockholder, advisor, employee, investor, or in any other form or capacity, in any other business similar to Staples. Notwithstanding this provision, I may make passive investments in publicly traded business ventures that do not require me to render any services for the business venture.

Notwithstanding the above paragraph, and in accordance with Staples’ Policy on Outside Employment, I agree that while employed by Staples, I will not undertake any other employment that (i) conflicts with my work schedule, duties, or responsibilities, or creates an actual conflict with Staples’ business interests; (ii) impairs or has (or may have) a detrimental effect on my work performance for Staples; (iii) requires me to conduct work or related activities on Staples property during my working hours or using Staples facilities and/or equipment; and (iv) directly or indirectly competes with the business or interests of Staples.

3.2	Representations

I agree that I will not make any claims or promises to any employee, supplier, contractor, customer, or prospective customer of Staples that are unauthorized by Staples or are false in any way.

3.3	Code of Business Conduct and Ethics
I agree to fully comply with Staples’ Code of Business Conduct and Ethics, a copy of which Staples has provided to me and which I understand may be updated from time to time. This policy is available on Staples’ Intranet and I agree to make myself familiar with any updates and changes.

3.4	Non-Disparagement

I agree that during and after my employment with Staples, I will not make any statements, either orally or in writing, including electronic writings posted in a social media forum, or take any actions to disparage Staples, place Staples in a negative light, or otherwise impair Staples’ reputation, goodwill, or commercial interests. I understand that nothing in this section is intended to infringe upon my rights or obligations under state or federal law, including under section 7 of the National Labor Relations Act of 1935, 29 U.S.C. §§ 151-69 (the “NLRA”), or court order. Nor shall this provision apply to any statement made in connection with any legal proceeding, administrative hearing or investigation, or affect my rights to bring or assist any other employee in bringing any complaint, charge or claim with any local, state of federal agency.

4.	No Conflicting Obligations

I understand that Staples does not want to acquire from me any confidential information or other property that I may have acquired from others, and that Staples desires that I comply with all legal, contractual, and other obligations that I may have to prior employers. I therefore represent that I have not, and will not, take, use, or disclose any confidential information belonging to any prior employer or other third party. I further represent that, except for any documents I have already disclosed to Staples, I have not entered into an agreement, oral or written, with my prior employer(s) that contains a noncompete, nonsolicitation, nondisclosure, or no-raid provision that may still be operative.

5.	Trade Secrets, Confidential Information, and Goodwill

I understand and agree that Staples has legitimate business interests that it is entitled to protect, including, in particular, its trade secrets, confidential information, and goodwill, each of which is described below. I further understand and agree that Staples has other legitimate business interests that it may be entitled to protect, including expert, extensive, or special training or education (or an extraordinary investment in such training or education), my unique or extraordinary services, and its direct investment in the development of my skills.

5.1    Trade Secrets and Confidential Information

I understand that Staples has expended, and continues to expend, significant amounts of time, money, and effort to acquire and develop information (whether in a tangible or intangible form, electronically stored, or otherwise maintained) that is valuable to Staples and which is not generally known to Staples’ competitors or the public (“Confidential Information”). I further understand that such Confidential Information includes both trade secrets and information that, while not a trade secret, is nevertheless confidential.

I understand, by way of illustration but not limitation, that Confidential Information may include methods, policies, procedures, practices, devices, compilations of information, techniques, processes, data, customer lists, supplier lists, vendor lists, direct mail and telephone marketing lists, employee lists, production information, formulae, patterns, discoveries, concepts, inventions, improvements, technical information, merchandizing information, software (source code and object code), algorithms, databases, competitive information, and business know-how; marketing plans and strategies; current and potential sales and sales strategies; management information; business plans; pricing plans and strategies; cost structures; pricing structures; profit margins; contract provisions; training materials; unpublished financial information; financial projections and forecasts; unpublished profit and loss information; bid information; and information regarding Staples’ employees, including their names and contact information, compensation, experience, qualifications, abilities, job performance, performance assessments, mid-year reviews, and/or talent management documentation, and similar information.

Confidential Information may also include, without limitation, information about Staples’ customers, prospective customers, consultants, independent contractors, advisors, suppliers, vendors, and anyone else with whom Staples does business (collectively, “Business Partners”), including Staples’ current or prospective customers’ names, contact information, organizational structure(s), and their representatives responsible for considering or entering into agreements for those services and/or products provided by Staples; customer leads or referrals; customer preferences, needs, and requirements (including customer likes and dislikes) and the manner in which they have been addressed by Staples; customer billing procedures, credit limits, and payment practices; customer information regarding contract and relationship terms and conditions, pricing, price sensitivities, costs, profits, sales, buying patterns, markets, and discounts; plans for future business and other development; information contained in Staples’ LCMD database or on Staples’ JDE or LMS systems; and other information concerning the business, products, or services of Staples or of any of its Business Partners.

I understand that Confidential Information includes information like that described above that may be received by Staples from its Business Partners or other third parties to whom Staples owes a duty of confidentiality.

I recognize and agree that Staples has a legitimate business interest in protecting its Confidential Information and would not permit me access to its Confidential Information if I did not agree to honor my obligations in this Agreement. I also recognize and agree that I have an obligation to maintain the secrecy of Staples’ Confidential Information, even such information that is solely in my memory.

I also recognize and agree that Staples takes reasonable steps to appropriately identify Confidential Information, but that, even with the best of intentions, mistakes happen. Accordingly, I am aware that any information that could be considered Confidential Information should be treated as such, regardless of whether it is identified as Confidential Information, and I therefore agree to treat all such information as though it had been designated as Confidential Information.

5.1    Goodwill

I understand that Staples is engaged in a highly competitive business and has expended, and continues to expend, significant amounts of time, money, and effort to develop and maintain valuable goodwill with its customers and prospective customers. I also understand that, through the course of my work for Staples, I may come into close contact with Staples’ customers and prospective customers and may develop goodwill with them, and that such goodwill belongs to Staples, not me. I recognize that during and after my employment with Staples, I may be in a position to use Staples’ goodwill, but that use of such goodwill for any purpose other than for the benefit of Staples is improper. I also recognize and agree that Staples has a legitimate business interest in protecting its goodwill and would not permit me access to its goodwill if I did not agree to honor my obligations in this Agreement.

6.	Restrictive Covenants

I recognize and agree that each of the restrictions set forth in this section (the “Restrictive Covenants”) is reasonable and necessary to protect Staples’ legitimate business interests. I also understand that each of the Restrictive Covenants is a separate, independent obligation to which I am bound.

6.1	Nondisclosure

I agree that during and after my employment with Staples, I will hold all Confidential Information in the strictest confidence and will use and disclose Confidential Information only as expressly authorized by, and for the sole and exclusive benefit of, Staples. This nondisclosure obligation applies to Confidential Information in whatever form, including Confidential Information that I have in my memory. I understand and agree that these obligations concerning any particular item of Confidential Information shall terminate only after the time that the particular information becomes publicly known through no fault of mine or involvement by me. I further understand and agree that the fact that any particular item of information may have become publicly known shall have no impact on my obligations with regard to the remaining Confidential Information.

I also agree to assist Staples, during the term of my employment with Staples, to take all reasonable actions to prevent unauthorized access to, disclosure of, use of, loss of, or destruction of Confidential Information.

I understand that nothing in this section is intended to infringe upon my rights or obligations under state or federal law, including under section 7 of the NLRA, or court order.

6.2	Nonsolicitation of Customers and Business Partners

During my employment with Staples and for one year after my employment ends, regardless of why my employment ends, I will not, directly or indirectly, for myself or anyone else, solicit or attempt to solicit, divert or attempt to divert, entice or attempt to entice, or accept business from (or otherwise interfere with or attempt to interfere with Staples’ business relationship with or the patronage of Staples’ business by):

(a) any customer of Staples for or with which, during any part of the two-year period immediately prior to the end of my employment with Staples, I (i) was responsible, in whole or in part, for providing or supervising the provision of services or products by Staples, (ii) developed a business relationship, or (ii) had regular contact and/or business dealings; or

(b) any prospective customer of Staples (i) with which, during any part of the one-year period immediately prior to the end of my employment with Staples, I was attempting to develop a business relationship or (ii) about which, during any part of the one-year period immediately prior to the end of my employment with Staples, I was aware that Staples was actively considering or attempting to form a business relationship.

During my employment with Staples and for one year after my employment ends, regardless of why my employment ends, I will not, directly or indirectly, for myself or anyone else, solicit or attempt to solicit, encourage, entice or attempt to entice, or assist or attempt to assist any Business Partner of Staples of which I am aware to terminate or reduce its relationship with Staples.

6.3	No-Raid, No-Hire, and Non-Interference (Employees, Independent Contractors, and Consultants)

During my employment with Staples and for one year after my employment ends, regardless of why my employment ends, I will not, directly or indirectly, for myself or anyone else, solicit, recruit, entice away, or attempt to solicit, recruit, or entice away any Staples employee, independent contractor, or consultant with whom I had contact or developed a relationship during my employment with Staples or about whom I learned Confidential Information within the past year of my employment with Staples.

During my employment with Staples and for one year after my employment ends, regardless of why my employment ends, I will not, directly or indirectly, for myself or anyone else, hire any Staples employee, independent contractor, or consultant with whom I had contact or developed a relationship during my employment with Staples or about whom I learned Confidential Information within the past year of my employment with Staples.

During my employment with Staples and for one year after my employment ends, regardless of why my employment ends, I will not, directly or indirectly, for myself or anyone else, induce, encourage, or attempt to induce, or encourage any Staples employee, independent contractor, or consultant with whom I had contact or developed a relationship during my employment with Staples or about whom I learned Confidential Information within the past year of my employment with Staples to terminate or reduce his or her relationship with Staples or work for me or anyone other than Staples, nor with I otherwise interfere or attempt to interfere with such person’s relationship with Staples.

6.4	Noncompetition

During my employment with Staples and for one year after my employment ends, regardless of why my employment ends, I will not, within the Territory (as that term is defined below), directly or indirectly, in any capacity (whether as an owner, principal, director, officer, employee, consultant, independent contractor, agent, stockholder, member, partner, trustee, joint venturer, lender or other investor, or through the agency of any corporation, limited liability company, partnership, association, or agent, or otherwise) be employed, provide services, advise, consult, or otherwise act in a role that (i) would involve the type of work or services I performed for or on behalf of Staples during any part of the two-year period immediately prior to the end of my employment with Staples and would be competitive with business, products, or services of Staples, or (ii) would likely require the application of, disclosure of, reliance on, or use of Staples’ Confidential Information or customer goodwill.

I understand and agree that this noncompetition covenant is separate from and in addition to, and does not in any way negate or replace, the restrictive covenants set forth in Paragraphs 6.1, 6.2, and 6.3 above.

a.	Sales: Grade Levels S01-12, Grade Levels 31 and above, and Grade Level R05

I understand and agree that if, at the time my employment with Staples ends, I work for Staples in a sales function (including, but not limited to, Grade Levels S01-12, SBA Sales, R05, Retail Management, and sales roles in Grade Levels 31 and above), “Territory” is defined as being the geographic area that I serviced, which I understand and agree is (i) the geographic area within 45 miles of my principal office (i.e., the location (Staples-assigned office or a home office) from which I principally worked for Staples during the two years prior to the end of my employment with Staples); and (ii) the geographic area within 30 miles of where the customers with which I worked during any part of the two-year period immediately prior to the end of my employment with Staples are located.

b.	Grade Levels 34 and Below (Non-Sales/Non-Executive)

I understand and agree that if, at the time my employment with Staples ends, I work for Staples in neither a sales function nor in an executive position at any Grade Level from 31 through 34, I will be bound by the noncompetition covenant in this section (section 6.4) only in the event that, within one year from the time my employment ends, I violate or attempt to violate any of the nondisclosure, nonsolicitation, and no-raid covenants (sections 6.1, 6.2, and 6.3, respectively).  In that regard, I understand that the nondisclosure, nonsolicitation, and no-raid covenants represent the least possible restrictions necessary to protect Staples’ legitimate business interests, but that they will be insufficient if I violate or attempt to violate any of them.  As a consequence, in the event that, within one year from the time my employment ends, I violate or attempt to violate any of the nondisclosure, nonsolicitation, and no-raid covenants, I agree to be bound by the noncompetition covenant applicable to Grade Levels 38 through 40 (section 6.4 d).  I understand and agree that, if, before this noncompetition covenant becomes operative, I have commenced any activities that would be proscribed by the noncompetition covenant, I must and will immediately discontinue such activities.

c.	Grade Levels 35-37 (Non-Sales)

I understand and agree that if, at the time my employment with Staples ends, I work for Staples in a non-sales function in Grade Levels 35 through 37, “Territory” is defined as being (i) the geographic area within 50 miles of my principal office (i.e., the location (Staples-assigned office or a home office) from which I principally worked for Staples during the two years prior to the end of my employment with Staples) and (ii) the geographic area within 25 miles of where I provided services to Staples or had a significant impact on Staples’ business.

d.	Grade Levels 38-40 (Non-Sales)

I understand and agree that if, at the time my employment with Staples ends, I work for Staples in a non-sales function at any Grade Level from 38 through 40, “Territory” is defined as the area within 75 miles of my principal office (i.e., the location (Staples-assigned office or a home office) from which I principally worked for Staples during the two years prior to the end of my employment with Staples) and (ii) the geographic area within 25 miles of where I provided services to Staples or had a significant impact on Staples’ business.

e.	Grade Levels 41-44 (Non-Sales)

I understand and agree that if, at the time my employment with Staples ends, I work for Staples in a non-sales capacity in Grade Levels 41 through 44 as a Vice President or above, “Territory” is defined as the area within which I provided services to Staples or had a significant impact on Staples’ business.  I understand and agree that I provided services and had a significant impact at least throughout the country of the United States.

f.	Grade Levels 45-50

I understand and agree that if, at the time my employment with Staples ends, I work for Staples in a non-sales capacity in Grade Levels 45-50 as a Vice President or above, “Territory” is defined as the area within which I provided services to Staples or had a significant impact on Staples’ business.  I understand and agree that I provided services and had a significant impact worldwide.

6.5	Extension

I understand and agree that, to the fullest extent permitted by law, the Restrictive Covenants set forth above shall be extended in duration for any period following the termination of my employment during which I have not fully complied with this Agreement.

6.6	Preparation to Compete

I understand and agree that the Restrictive Covenants apply not only to the conduct specified in each, but also to the preparation to engage in such conduct.

6.7	Survival

I understand and agree that the Restrictive Covenants survive the termination of my employment with Staples, regardless of the reason for my termination.

7.	Notification to New or Prospective Employer and Verification

I agree that prior to accepting employment with a new employer, I will notify the prospective employer about the obligations contained in this Agreement. I further authorize Staples to notify any new or prospective employer about this Agreement and my obligations under this Agreement.

I agree that, to the extent that I wish to be employed by, be affiliated with, provide services to, advise, consult to, work with, or otherwise act in any way for the benefit of any person or entity that engages in or plans to engage in activities that are the same, similar to, or competitive in any respect with the business, products, or services offered by Staples, I must provide my manager with at least five (5) business days advance notice of the following: (a) the details of the activities in which I will be engaged; and (b) a contact person at the entity (or for the person) for which I will be working, with whom Staples can speak to gather additional information about the entity (or person), my anticipated role, and any other information that Staples may believe relevant to the protection of its legitimate business interests.

I further agree that following my employment with Staples, I will, within two (2) business days of any inquiry by Staples, respond honestly and with complete and accurate information to any inquiry by Staples concerning my business activities, including my role for or with any entity or person for or with whom I will be providing services and my use of any of Staples’ Confidential Information or any actual or potential violation of this Agreement.

8.	Return of Company Property

I agree and acknowledge that all property and documents provided to me by Staples or its Business Partners are the exclusive property of Staples or its Business Partners. I agree that if and when my employment with Staples ends (for any reason), I will immediately deliver to Staples all property (including but not limited to documents, keys, computers, cell phones, PDAs, and data storage devices including but not limited to thumb drives, USB drives, external hard drives, flash memory cards, floppy disks, CDs, and DVDs) of Staples or its Business Partners, as well as all Confidential Information. I understand that, despite my best efforts, I may, even after returning such information to Staples, have electronic copies of Confidential Information. I agree that, contemporaneously with returning such Confidential Information to Staples, I will inform Staples of the existence of the electronic copies and immediately comply with any directions Staples gives me concerning the deletion of such copies.

9.	Inventions and Work Product

9.1	Communication/Disclosure

I agree to disclose in writing to Staples promptly and fully, and will hold in trust for the sole benefit of Staples, all inventions, improvements, designs, developments, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets that I make, conceive, or create, either alone or jointly with others, during the period of my employment, whether or not reduced to tangible form or first reduce to practice in the course of my employment, that result from or are suggested by any work that I may perform for Staples, that result from information derived from Staples or its employees, products, or services, that are developed using equipment, supplies, facilities, or trade secrets of Staples, that result from work performed by me for Staples, or that relate to Staples’ business, whether or not such Inventions are patentable, copyrightable, or protectable as trade secrets (the “Inventions”).

9.2	Work for hire; assignment of inventions

I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that Staples will be considered the author and owner of such copyrightable works. I agree that all Inventions are to be the sole and exclusive property of the Staples and hereby irrevocably assign to the Staples all right, title, and interest around the world in and to such Inventions (the “Assigned Inventions”), including any royalty rights or rights to other consideration in connection with the Assigned Inventions.

9.3	Assignment of other Rights
In addition to the foregoing assignment of Assigned Inventions to Staples, I hereby irrevocably transfer and assign to Staples: (i) all patents, patent applications, copyrights, mask works, trade secrets, and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree to never assert any Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of Staples. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

9.4	Assistance
I agree to assist Staples and its nominees as they may reasonably require during and after my employment with Staples (entirely at Staples’ or its nominee’s expense) to obtain for Staples or its nominee’s benefit and enforce, patents, copyrights, mask work rights, trade secret rights and other legal protections for the Assigned Inventions in any and all countries. I will execute any documents that Staples may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with Staples, provided that Staples will compensate me at a reasonable rate (as determined by Staples) after such termination for time or expenses actually spent by me at Staples request on such assistance.

10.	Successors, Assigns, and Change in Position

This Agreement shall not be assignable or delegable by me.

Staples may, at its option and without my consent, transfer and assign this Agreement, in whole or in part, to (x) any other person or entity in connection with (i) any form of corporate reorganization, sale, merger, or acquisition of all or part of Staples, or (ii) any sale or transfer of all or substantially all of Staples’ assets or (y) any affiliated entity. Upon any such transfer or assignment, (a) this Agreement shall inure to the benefit of such successor or assignee, and (b) I will be bound by the Agreement as if the term “Staples” had originally been defined to include both Staples and such successor or assignee.

I understand that, from time to time, I may be promoted, demoted, or assigned different or additional responsibilities or to a different position, and that my position, including my title, duties, responsibilities, compensation, and location, may otherwise change from time to time. I therefore agree that, regardless of the nature of any changes, this Agreement shall apply to and govern any and all positions I may hold with Staples or with any of Staples’ successors or assignees.

11.	No Waiver

I understand and agree that the failure of Staples to insist upon strict compliance with any of the requirements of this Agreement shall not be deemed a waiver of any of Staples’ rights.

12.	Enforceability and Severability

I understand and agree that this Agreement will be deemed to have been drafted jointly by Staples and me. Accordingly, no negative inference or interpretation is to be made against either party on the basis that one party or the other is the draftsperson.

I further understand and agree that the provisions of this Agreement are severable, and invalidity or unenforceability of any provision does not affect the validity or enforceability of the other provisions. If for any reason, a court finds any provision of this Agreement, or portion thereof, to be illegal, invalid, or unenforceable, that provision shall be enforced to the fullest extent possible so as to give effect, as closely as legally possible, to Staples’ and my intent, as expressed in this Agreement. For example, if any portion of this Agreement were determined by such court to be unenforceable as a consequence of the Agreement’s geographic reach, duration, or scope of restrictions, the court will have the power - and I request the court to exercise such power - to modify such restriction to the extent necessary to make it enforceable. All remaining portions of this Agreement, including any such portions as may be modified by the court, shall continue in full force and effect.

13.	Remedies in Event of Breach

I understand and agree that the restrictions and obligations contained in this Agreement are necessary for the protection of Staples’ legitimate business interests, and I consider such restrictions and obligations to be reasonable for that purpose. Further, I understand that any breach or threatened breach by me of this Agreement is likely to cause Staples substantial and irreparable harm for which monetary damages will not provide adequate relief. Accordingly, I understand and agree that, in the event of my breach, threatened breach, or imminent breach of sections 6.1, 6.2, 6.3, or 6.4 of this Agreement, Staples is entitled to pursue all appropriate remedies, including injunctions, both preliminary and permanent, enjoining or restraining such breach, threatened breach, or imminent breach, and I hereby consent to the issuance of such injunctive relief forthwith by any court of competent jurisdiction.

14.	Effective Date; Binding Effect

This Agreement shall be effective immediately upon my execution below and shall be binding upon the Parties and their heirs, successors, and assigns.

15.	Governing Law, Jurisdiction, and Venue

This Agreement is governed in all respects by, and shall be construed and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to choice of laws principles or any other doctrine or principle that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

I agree that any action concerning this Agreement shall be commenced and pursued exclusively in the courts (state or federal) located within the Commonwealth of Massachusetts and any appellate courts to which appeals may be taken from those courts. I hereby irrevocably submit to the personal jurisdiction and venue of such courts, and agree that I will not challenge personal jurisdiction or venue, or seek to have any action dismissed or transferred based on personal jurisdiction or venue.

16.	Waiver of Jury Trial

Staples and I hereby knowingly, voluntarily, and intentionally waive the right to a jury trial in any lawsuit between us arising out of, or relating to, any matter or the relationship between us, whether at law or in equity, whether based on a claim or counterclaim, arising before or after the effective date of this Agreement, regardless of the nature of the claim or counterclaim.

Staples and I expressly acknowledge and agree that this jury trial waiver applies to and includes lawsuits alleging employment discrimination and other employment-related claims, and I will not demand a jury trial in any such claim. I hereby waive my right to a jury trial knowingly and voluntarily, free from any duress or coercion.

17.	Headings and Numbering

Section headings and numbers used in this Agreement are intended solely for convenience and ease of reference and shall not amplify, limit, modify, or otherwise be used in the interpretation of any provision of the Agreement. In addition, the use of the singular or plural shall be deemed to include the other whenever the context so indicates or requires.

18.	Entire Agreement

This Agreement is the sole and entire agreement of the parties with respect to the matters addressed in this Agreement. This Agreement supersedes all prior agreements and understandings, whether oral or in writing, with respect to the matters addressed in this Agreement. This Agreement may be amended only by a written agreement between Staples and me.
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I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY LEGAL RIGHTS.

I HAVE READ THIS AGREEMENT CAREFULLY AND HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOOSING.
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By signing below, I acknowledge that (a) I have read the Agreement; (b) I understand the Agreement and my obligations under the Agreement; (c) I understand that this Agreement is important enough that Staples would not employ me without my agreement to fully comply with this Agreement; (d) I have received adequate consideration for this Agreement; (e); I agree to be bound by the obligations reflected in and by the Agreement; and (f) the statements in the Agreement are truthful.

SIGNED AS IF UNDER SEAL on the date below,

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Accepted on behalf of Staples:

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